Exhibit 99.1

Contact:	Martha Fleming, James B. Miller, Jr. Fidelity Southern Corporation (404) 240-1504
Chief Financial Officer Announces Retirement Plans
     Atlanta, Georgia (December 20, 2005) — (NASDAQ: LION) James B. Miller, Jr., Chairman and CEO of Fidelity Southern Corporation announced today that Chief Financial Officer, M. Howard Griffith, Jr., said he will retire on May 31, 2006, following his 64th birthday. Griffith said he and his wife plan to relocate to Virginia where five of their six children live.
     Miller said, “Howard has been an essential part of the Company for nearly twelve years and will remain as a consultant through year end 2006.”
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides a wide range of banking, mortgage, and investment services and credit related insurance products through 19 branches in Atlanta, Georgia, and an insurance office in Atlanta. The Bank provides SBA lending products through a loan production office in Conyers, GA. Mortgage, construction, and automobile loans are also provided through offices in Jacksonville, Florida. For additional information about Fidelity’s products and services, please visit the web site at www.FidelitySouthern.com.